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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                             12/31/98
                                                                                             TO
                                                                   ANNUALIZED                3/31/99
                                                                   ----------                --------
Return on average total assets                                     0.58%                     0.15%
Return on average equity                                           5.24%                     1.31%
Dividend Payout Ratio                                              NA                        NA
Average Equity to Average Assets                                                             11.10%


STATEMENT OF COMPUTER PER SHARE EARNINGS


Net income before cumulative effect of change
   in accounting principle                                                                   $393,901

Net income                                                                                   $351,691

Average Shares Outstanding                                                                   2,472,500

Basic and diluted net income per share before effect
   of change in accounting principle                                                         $0.16

Basic and diluted net income per share                                                       $0.14



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